          [LETTERHEAD OF BROOKS, PIERCE, McLENDON, HUMPHREY & LEONARD]



                               September 28, 2000



Board of Directors
Peoples Bancorp of North Carolina, Inc.
218 South Main Avenue
P.O. Box 467
Newton, NC  28658

     Re: Peoples Bancorp of North Carolina, Inc. Omnibus Stock Ownership Plan as amended on September 25, 2000 -- Registration Statement on Form S-8 with Respect to the Offering of certain Rights and Subsequent issuance of up to 292,600 Shares of Common Stock

Gentlemen:

     We have acted as special counsel to Peoples Bancorp of North Carolina, Inc. (the "Holding Company") in connection with the Holding Company's registration under the Securities Act of 1933 on Form S-8 (the "Registration Statement") of its offering of up to 292,600 shares of Common Stock, no par value (the "Shares"), under the Peoples Bancorp of North Carolina, Inc. Omnibus Stock Ownership Plan, as amended on September 25, 2000 (the "Omnibus Plan"), in connection with the offering and prospective exercises of Options, Rights to acquire Restricted Stock, Units or other Rights set forth in the Omnibus Plan (collectively, the "Rights"). As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering our opinions. Capitalized terms not specifically defined herein shall have the meaning set forth in the Omnibus Plan.

     For purposes of rendering our opinion, we have assumed that (i) the Shares issuable pursuant to the exercise of Rights granted under the terms of the Omnibus Plan will continue to be duly and validly authorized on the dates the Shares are issued pursuant to the Rights; (ii) on the dates the Rights are exercised, the Rights granted under the terms of the Omnibus Plan will constitute valid,

Board of Directors
Peoples Bancorp of North Carolina, Inc.
September 28, 2000
Page 2

legal and binding obligations of the Holding Company and will (subject to applicable bankruptcy, moratorium, insolvency, reorganization and other laws and legal principles affecting the enforceability of creditors' rights generally) be enforceable against the Holding Company in accordance with their terms; (iii) no change occurs after the date hereof in applicable law or the pertinent facts; and (iv) the provisions of applicable "blue sky" and other state securities laws have been complied with to the extent required.

     Based on the foregoing, and subject to the assumptions set forth herein, it is our opinion as of the date hereof that the Shares which are to be issued pursuant to the Omnibus Plan have been duly and validly authorized and, upon the issuance of the Shares in accordance with the Omnibus Plan and the consideration required therefor, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

                                         Sincerely yours,

                                         BROOKS, PIERCE, MCLENDON, HUMPHREY &
                                         LEONARD, L.L.P.



                                         By:  /s/  Edward C. Winslow III
                                              -------------------------------
                                        Edward C. Winslow III